Exhibit 99.1

FRED COHEN APPOINTED TO BIOCRYST’S BOARD OF DIRECTORS

Research Triangle Park, North Carolina – July 23, 2013 – BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that Fred E. Cohen, M.D., D.Phil., was elected to the Company’s Board of Directors.

“The Board of Directors and Leadership Team of BioCryst are very pleased to have Fred join the Company’s Board,” said George B. Abercrombie, Chairman of the Board of BioCryst. “Fred brings a wealth of scientific knowledge and business acumen to BioCryst and has been a valuable resource to the organization for several years as both an advisor and as an investor. We look forward to his guidance and insights toward the further success of BioCryst.”

In 2001, Dr. Cohen joined TPG to initiate TPG’s venture efforts in biotechnology and life sciences, and he serves as a Partner and Managing Director at TPG Biotech. Dr. Cohen has been a member of the faculty of University of California, San Francisco (UCSF) since 1986. At UCSF, Dr. Cohen has served as an Internist for hospitalized patients, a consulting Endocrinologist and as the Chief of the Division of Endocrinology and Metabolism. His research interests include structure based drug design, prion diseases, computational biology and heteropolymer chemistry. Fred’s research is best known in the fields of protein structure and the conformational basis of prion disease.

Dr. Cohen received his B.S. degree in Molecular Biophysics and Biochemistry from Yale University, his D.Phil. in Molecular Biophysics from Oxford on a Rhodes Scholarship, his M.D. from Stanford and his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at UCSF. He is a Fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the Institute of Medicine of the National Academy of Sciences in 2004 and the American Academy of Arts and Sciences in 2008.

Currently Dr. Cohen serves on the Board of Directors of Genomic Health, Quintiles Transnational and the Boards of several privately held companies.

“Both peramivir and BCX4161 were discovered using structure based drug design, a proven approach to developing potent and selective inhibitors of enzymes involved in disease,” said Dr. Fred E. Cohen. “With the recent progress in BioCryst’s hereditary angioedema and peramivir influenza development programs, it is an exciting time to join its Board of Directors.”

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst has several early-stage programs: BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors)